EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Announces $1.5 Million Line of Credit;
Private Placement Agreement Terminated

MINNEAPOLIS – September 22, 2004 – Insignia Systems, Inc. (Nasdaq: ISIG) announced today that it has entered into a $1.5 million line of credit agreement with Itasca Business Credit, Inc. The new line of credit will provide working capital for the Company. The agreement requires minimum monthly interest payments at a rate of 2.5% over the prime rate. The Company has pledged substantially all of its assets as security for the line of credit.

The Company also announced today termination of the agreement between the Company and a group of institutional investors for the Company’s sale to the investors of 2,000,000 shares for $1.25 per share. The Company’s shareholders approved the sale at a Special Meeting on September 14, 2004, but the closing scheduled for September 15, 2004 did not occur, because certain conditions for closing were not satisfied.

Insignia President and CEO Scott Drill said, “The combination of our current cash position of $3.7 million and our $1.5 million credit facility should enable us to meet our working capital needs for the foreseeable future.”

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with approximately 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

September 22, 2004	Insignia Systems, Inc. Announces Line of Credit	Page 2

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2003 and SEC Form 10-Q for the quarter ended June 30, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com